Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-232171) on Form F-3 of Enel Américas S.A. of our reports dated April 29, 2022, with respect to the consolidated financial statements of Enel Américas S.A. and subsidiaries (the Company) and the effectiveness of internal control over financial reporting.

/s/ KPMG

KPMG Auditores Consultores SpA.

Santiago, Chile April 29, 2022

[Type here]

© KPMG Auditores Consultores SpA, sociedad por acciones chilena y una firma miembro de la organización global de KPMG de firmas miembro independientes afiliadas a KPMG International Limited, una entidad privada limitada por garantía inglesa. Todos los derechos reservados.

Santiago

Isidora Goyenechea 3520 Piso 2, Las Condes

+56 2 2997 1000

contacto@kpmg.com

Viña del Mar

+56 2 2997 1581

Puerto Montt

+56 2 2997 1361

Concepción

+56 2 2997 1591

Valdivia

+56 2 2997 1570